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                                                                   EXHIBIT 10.26

                              MARKETING AGREEMENT


          This Marketing Agreement ("Agreement") is made effective as of the 31st day of December, 1999 (the "Effective Date") by and between PETsMART, Inc., a Delaware corporation having its address at 19601 N. 27th Avenue, Phoenix, AZ 85027, and its affiliates ("PETsMART"), and PETsMART.com, Inc., a Delaware corporation having its address at 35 Hugus Alley, Suite 210, Pasadena, CA 91103 ("PETsMART.com").

                                    Recitals

A. PETsMART and PETsMART.com wish to collaborate to market companion-animal-related products to consumers and to make related information available to consumers online via an e-commerce website to be operated by PETsMART.com.

B. PETsMART and PETsMART.com desire to jointly market their products through means including (but not limited to) co-branded advertising, cross-marketing of the physical and online stores, in-store promotions, affinity programs, and mailing lists.

C. PETsMART and PETsMART.com also wish to provide each other access to information to facilitate PETsMART.com's online content about PETsMART's physical stores.

D. PETsMART and PETsMART.com have previously entered into a Trademark License Agreement dated May 12, 1999 (the "Trademark Agreement"), pursuant to which PETsMART will license the use of the PETsMART trademark and the petsmart.com domain name to PETsMART.com, and are concurrently entering into a Merchandising, Procurement, Distribution, and Fulfillment Agreement and a Web and Content Hosting Agreement.

Now, Therefore, the parties agree as follows:

1.   Definitions.

     1.1 "Net Sales" means all revenue received by PETsMART.com, net of shipping costs, tax, and returns.

     1.2 "Online", whether capitalized or not, means, without limitation, over the Internet, world wide web (www), commercial online services (e.g., AOL), and interactive broadcast (e.g., WebTV).
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     1.3  "PETsMART Catalog Fulfillment Center" means PETsMART's catalog fulfillment enter, located at 1989 Transit Way, Brockport, New York 14420, or any other catalog fulfillment center operated by PETsMART in the future.

     1.4 "PETsMART Forward Distribution Centers" means PETsMART's distribution centers other than the PETsMART Catalog Fulfillment Center, whether currently existing or opened during the Term, that primarily provide deliveries of consumable products to PETsMART retail stores.

     1.5 "PETsMART Products" means any non-equine product then carried by PETsMART in its retail stores or made available through its existing consumer catalogs and which PETsMART has the right to sell to PETsMART.com. "PETsMART Products" includes products sold under national brands, PETsMART's corporate brands and any other brands, but specifically excludes equine products.

     1.6  "PETsMART.com URL" refers to the http://www.petsmart.com internet
                                           -----------------------
address.

     1.7 "PETsMART.com Website" means the user interface, functionality and content made available on pages under the PETsMART.com URL.

     1.8  "SKU" means a stock-keeping unit of any product.

     1.9 "PETsMART Competitor" means any national competitive brand (including pet specialty retailers such as PETCO, grocers such as Safeway, discount chains such as Wal-Mart, warehouse clubs such as Sam's Club or Price Costco, and the like, but not including independently operated small boutique brands such as Three Dog Bakery). "PETsMART Competitor" also includes catalog competitors such as Doctors Foster & Smith.

2. Exclusivity. Subject to the terms of this Section 2, PETsMART.com will operate and maintain the PETsMART.com Website for the online sale of companion-animal-related products and the PETsMART.com Website will be the exclusive online exemplification of PETsMART's existing physical stores.

     2.1 Sale of Products. In addition to selling PETsMART Products online, and subject to the provisions of Section 2.5 ("No PETsMART.com Catalogs Or Physical Stores"), PETsMART.com will be able to sell PETsMART Products via other mutually agreed channels (including catalogues, provided that any such catalogues do not include any telephone number for PETsMART.com and direct the reader solely to the PETsMART.com Website) so long as the overall objective is to actually promote online sales.
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     2.2  Products Offered.  PETsMART.com may sell both PETsMART Products and products which are not PETsMART Products; provided, however, that PETsMART.com may not sell products that carry the brand name(s) of PETsMART Competitors, or are purchased from PETsMART Competitors.

     2.3 PETsMART Products To Be Majority Of SKUs. PETsMART.com will make commercially reasonable efforts to ensure that PETsMART Products constitute the majority (fifty percent (50%) or more) of SKUs on the PETsMART.com Website (excluding "Direct From Vendor Shipments"), provided PETsMART makes at least 90% of the products distributed through its PETsMART Catalog Fulfillment Center or PETsMART Forward Distribution Centers products available to PETsMART.com for sale on the PETsMART.com Site. For purposes of this Section 2.3, "Direct From Vendor Shipments" means those product SKUs offered on the PETsMART.com Website but as a rule shipped from the original manufacturer, or by distributors in those lines of business where distributors are the norm (e.g., books), directly to the consumer (i.e., never physically passing through the PETsMART Catalog Fulfillment Center or any PETsMART Forward Distribution Center). Subject to the foregoing and to Section 2.2 ("Products Offered"), PETsMART.com will determine its own product selection and will set its own price for any products that it sells. In the event that PETsMART does not make 90% of such inventory available as set forth above, PETsMART.com's obligation to ensure that 50% of its SKUs are comprised of PETsMART Products shall be reduced in proportion to the amount of PETsMART's shortfall.

          (a) If any such audit shows that PETsMART Products do not constitute the majority of SKUs on the PETsMART.com Website, the Relationship Managers shall promptly meet to discuss the reason(s) that the PETsMART Products do not constitute the majority of SKUs on the PETsMART.com Website, and to develop a plan for how PETsMART.com can increase the sales of PETsMART Products from the PETsMART.com Website. The Relationship Managers will meet weekly to exchange information concerning PETsMART.com's progress against this plan until PETsMART.com is able to demonstrate that PETsMART Products have, during the preceding quarter, constituted the majority of SKUs on the PETsMART.com Website.

     2.4 PETsMART Online Activities. PETsMART will not market, advertise, or sell companion-animal-related products online. Notwithstanding the foregoing,
PETsMART:

          (a) acknowledges that the R.C. Steele companion-animal-related products e-commerce business (rcsteele.com) will be operated by PETsMART.com;

          (b) may continue to promote and sell equine products online through its existing e-commerce businesses (e.g., nationalbridle.com and
                                          ------------------
statelinetack.com), and such other equine-product e-commerce business(es) as
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PETsMART may commence; and
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          (c) may promote and sell companion-animal-related products online directly to businesses (e.g., through any e-commerce business based on its Pet Professional Direct (formerly known as Groomer Direct) catalog). PETsMART agrees to take commercially reasonable steps (such as the steps performed in connection with its business-to-business catalog operations) to confirm that a business to which it sells products is indeed a business.

          (d) As set forth in, and subject to the conditions of, Section 2.2 ("PETsMART Activities") of the Merchandising and Distribution Agreement, PETsMART reserves the right to commence e-commerce businesses as online representations of its current Pet Professional Direct (formerly Groomer Direct), Wiese, and National Bridle catalogs. Nothing in this Agreement precludes PETsMART from providing procurement, distribution and fulfillment, customer support, third-party website administration, and other services ("Enumerated Services") on an outsourced basis to third parties selling companion-animal-related products online, (i) so long as such products or services are not marketed to consumers using the PETsMART trademark and do not include any PETsMART corporate or private-label brands, (ii) and provided PETsMART does not provide such Enumerated Services to any online retailer of companion-animal-related products whose total SKUs of companion-animal-related products exceeds 30% of its total number of SKUs offered for sale to consumers under the auspices of its Corporate identity (e.g., PETsMART could not provide the Enumerated Services to Buy.com if 30% or more of Buy.com's total SKU's offered to consumers from any Buy.com entity (such as any buy.home.com, buy.travel.com, buy.books.com) consists of companion-animal-related products); and (iii) provided PETsMART shall not provide the Enumerated Services to any of the following direct competitors of PETsMART.com: Pets.com, Petopia.com, Petstore.com, Allpets.com, Petco.com, Petwarehouse.com, Petplanet.com, and online grocery stores whose primary business is food (i.e., 90% or more of its revenues are derived from food sales), such as Webvan.com and Webgrocer.com. Notwithstanding the foregoing, PETsMART may provide the Enumerated Services to its existing clients as of the Effective Date of this Agreement. PETsMART agrees to use reasonable best efforts to assist in introducing any such third party to PETsMART.com to provide PETsMART.com the opportunity to negotiate with such party to enter into a relationship with PETsMART.com to integrate the third party's online offering into the Website. PETsMART also reserves the right to place online advertisements with third parties to promote its physical retail locations and/or catalogs.

     2.5 No PETsMART.com Catalogs Or Physical Stores. PETsMART.com will not own or operate, directly or indirectly, any catalogs (other than advertising catalogues) or physical retail stores which sell companion-animal-related products, nor will PETsMART.com sell companion-animal-related products for resale in any catalogs or physical stores operated by third parties. PETsMART.com reserves the right to place advertisements and/or operate in-store promotions with third party retail locations and/or catalogs provided such entities are not PETsMART Competitors and/or whose businesses are not focused on the supplying of companion-animal products.
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3.   Relationship Managers.  PETsMART and PETsMART.com will each appoint an individual to serve as Relationship Manager.

     3.1 Identity. The parties' initial Relationship Managers are listed on Exhibit A ("Relationship Managers") to this Agreement, and each party may change its Relationship Manager by providing written notice to the other party of the new Relationship Manager.

     3.2 Responsibilities. The Relationship Managers will administer and coordinate such provisions of this Agreement and any amendments hereto as specified in this Agreement. Each Relationship Manager will serve as the primary point of contact for the other party on non-technical matters referenced herein. The responsibilities of the Relationship Managers include, without limitation, development of an annual joint marketing plan (which will include detailed plans regarding co-branding of marketing collateral, affinity programs, mailings, and additional activities such as joint promotions, information sharing, or special offers), each party will incur in identifying the costs, implementing such marketing plan and meeting at least once per quarter thereafter either by telephone or, if in person, in Arizona or California, to discuss joint marketing activities pursuant to this Agreement, to identify and resolve any problems and further to coordinate the joint marketing activities and relationship of the parties (including, but not limited to, through development and implementation of subsequent annual joint marketing plans and activities) pursuant to this Agreement, all with the purpose of cooperation and mutual value creation. Pricing or cost sharing for these marketing activities will be agreed in advance through the Relationship Managers.

     3.3 Deadlines. The Relationship Managers will develop the first joint marketing plan by March l, 2000, and will update the joint marketing plan by March l of each subsequent year during the term of this Agreement.

4. Co-Branding of Marketing Collateral/Specific Placements. PETsMART and PETsMART.com will co-brand advertising or marketing collateral (exclusive of PETsMART's catalogs) and will carry out such co-branding placements, dedicating significant time or space (as applicable) to promote the other's name, products, and services, as determined by the Relationship Managers, with detailed plans set forth in the joint marketing plan and subject to the costs set forth therein.

5. Cross-Promotion. PETsMART and PETsMART.com will engage in such cross-promotion activities as the following, which activities will be mutually agreed upon by the parties through their respective Relationship Managers in accord with the applicable annual joint marketing plans: (i) Online Promotion of physical PETsMART stores and service through online promotions and links; (ii) in-store promotion of PETsMART.com using signage, collateral materials and/or other cross promotional marketing materials; and (iii) affinity programs that may enable customers of each party to redeem benefits in both retail and online channels.
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6.   Mailing Lists.  Each party will manage its own mailing lists and will have no obligation to provide the other party with direct access to such lists. However, to the extent permitted by applicable law and as mutually agreed upon by the parties through their respective Relationship Managers as to the content, costs and logistics of such mailings, the parties may undertake cross-promotional mailings to the customers on their respective mailing lists. Notwithstanding the foregoing, PETsMART will not be obligated to include its equine business(es), third-party catalog, and/or business to business mailing lists in cross-promotional mailings on behalf of PETsMART.com.

7.   Records and Reports.

     7.1 Access to Information. For purposes of merchandise planning, each party will have access to the other party's movement data, such as individual product velocities and movement, subject to the confidentiality obligations set forth below at Section 15 ("Confidential Information").

     7.2 Monthly Reports. Within fifteen (15) days after the end of each month, PETsMART.com will provide PETsMART with a report for that month setting forth the number of PETsMART Product SKUs sold by PETsMART.com, the revenue from such sales, and the total number of, and revenue from sales of, all product SKUs sold by PETsMART.com.

8.   Payment.

     8.1 Coop Advertising Program Participation. Beginning calendar year 2000, PETsMART.com shall have the right to participate in PETsMART's coop advertising program for its vendors, wherein PETsMART promotes the sale of the program participants in its general advertising and marketing materials ("Coop Advertising Program").

          (a) Payment by PETsMART.com to participate in the Coop Advertising Program in calendar year 2000. If PETsMART.com elects to participate in the Coop Advertising Program for calendar year 2000, it shall pay PETsMART [*] of [*].

          (b) Election by PETsMART.com to participate in the Coop Advertising Program. Beginning PETsMART's fiscal year 2001 and thereafter in each PETsMART fiscal year of the Term, if PETsMART.com desires to participate in the Coop Advertising Program it shall adhere to the following procedure:

              (i) Within [*] days after the end of the PETsMART fiscal year, the parties shall mutually agree upon [*] that PETsMART.com must pay


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

PETsMART in order to participate in the Coop Advertising Program for the following PETsMART fiscal year.

              (ii) Within [*] business days after the parties agree upon such percentage for participation in the program, PETsMART.com shall notify PETsMART of its desire and intention to participate in the Coop Advertising Program, or election not to participate, and shall make the applicable payments in accord with the payment schedule that PETsMART imposes upon the other Coop Advertising Program participants.

     8.2 Credit of Coop Advertising program Revenue by PETsMART to PETsMART.com. Beginning in PETsMART's fiscal calendar year 2000, PETsMART shall provide a credit to PETsMART.com on its purchases of merchandise from PETsMART of Coop Advertising Program participant's merchandise. [*] Such credit will be given in the month following the month in which coop revenue is received by PETsMART. Notwithstanding the foregoing, at the end of the fiscal year, PETsMART may adjust the credit for any month in the immediately preceding fiscal year to accurately reflect the total coop revenue received.

9. Payment for Marketing Services. Each party will invoice the other for any services described herein and provided hereunder on or before the [*] day after the end of the month in which the services were rendered and the invoiced party shall pay such invoice on or before the tenth day after receipt of such invoice.

10.  Taxes.

          (a) Indemnity. In the case of the distribution of promotional property by a party to this Agreement (the "Indemnitee") for the benefit of the other party to this Agreement (the "Indemnitor") pursuant to the terms of this Agreement, the Indemnitor shall be liable for, and shall indemnify, defend, and hold harmless Indemnitee from and against, all "Indemnifiable Taxes," as defined in this Section 10(a). For the purposes of this Section 10, "Taxes" shall mean all taxes (other than taxes based on income), fees, duties, and other governmental charges (including any taxes, fees, duties, or other governmental charges imposed on a third party that Indemnitee is required to withhold or collect) and any interest, additions to tax, or penalties related thereto. For the purposes of this Section 10, "Indemnifiable Taxes" shall mean all Taxes incurred with respect to the acquisition, holding, or distribution of property pursuant to this Agreement and all reasonable out-of-pocket attorneys' fees and other reasonable out-of-pocket expenses, including court costs, associated with the resolution of any Contest (as defined below) with respect to such Taxes.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          (b) Notice. If Indemnitee is made aware as part of an audit or other administrative proceeding related to Taxes (a "Contest"), that a taxing authority is asserting a claim for Indemnifiable Taxes, then Indemnitee shall promptly notify Indemnitor of such claim in writing.

          (c) Control. Indemnitee shall permit Indemnitor, at Indemnitor's own cost and expense, to control that portion of the Contest related to Indemnifiable Taxes; provided, however, that Indemnitor's control must not unreasonably interfere with the remaining portion of the Contest. In the event that Indemnitor does not reasonably contest the imposition of Taxes on Indemnitee, Indemnitee may assume control of the portion of the Contest attributable to Indemnifiable Taxes at Indemnitor's reasonable expense. Indemnitor may re-assume control of that portion of the Contest related to Indemnifiable Taxes at any time.

          (d) Settlement. Indemnitee shall not settle or otherwise compromise any portion of a Contest related to Indemnifiable Taxes without the prior written consent of Indemnitor, which consent shall not be unreasonably withheld. Indemnitor must inform Indemnitee of all terms of any proposed settlement prior to settling that portion of the Contest related to Indemnifiable Taxes and, if Indemnitee objects to Indemnitor entering into such settlement, Indemnitor shall pay to Indemnitee the amount that would be payable by Indemnitor under this
Section 10 if such settlement were entered into, and upon payment of such amount, any liability of Indemnitor under this Section 10 shall terminate for the portion of the Indemnifiable Taxes that would have been settled.

          (e) Consistency. Indemnitee shall not take any position that Indemnifiable Taxes may be due and owing without the prior consent of Indemnitor which consent may not be unreasonably withheld. Indemnitee shall not take any action that could result in any taxing authority asserting a claim subject to indemnification hereunder. For purposes of this Section 10(e), a position or action shall not be a breach of this section unless such action or position is
(i) part of a course of conduct, (ii) a significantly frequent practice, or
(iii) intentional.

          (f) Powers of Attorney. Indemnitee shall execute any powers-of-attorney or similar documents necessary for Indemnitor to control the portion of a Contest related to Indemnifiable Taxes.

          (g) Information. Indemnitor shall promptly notify Indemnitee of material developments in that portion of a Contest that is controlled by Indemnitor.

          (h) Cooperation. Indemnitor and Indemnitee shall provide, or cause to be provided, to each other, the assistance of officers, employees, representatives and affiliates, or such assistance as may reasonably be requested by the other party in connection with the portion of the Contest related to Indemnifiable Taxes. The requesting party shall reimburse the other party for the reasonable out-of-pocket cost of such other party making the assistance of such per-sons available. The parties shall use reasonable best efforts to make available persons no longer employed. Indemnitor and Indemnitee shall retain, or cause to be retained, for so long as any taxable year in which this Agreement is in effect shall remain open for adjustments, any records or information related to Indemnifiable Taxes; provided however, that Indemnitee shall not be required to retain, or cause to be retained, records and information that Indemnitor maintains in the ordinary course of Indemnitor's operations. Indemnitee shall, in the case of any particular calendar year, be responsible for costs of retaining any records or information related to Indemnifiable Taxes for the ten year period following such calendar year and, thereafter, any such costs shall be borne equally by each of Indemnitee and Indemnitor. With reasonable notice, any records or information so retained shall be made available to the requesting party in a commercially reasonable manner. The requesting party shall reimburse the other party for such party's reasonable out-of-pocket costs, including without limitation, copying costs, reasonably incurred in making such records or information available. In addition, the requesting party shall enter into reasonable non-disclosure and use agreements that limit the use of the records and the information contained therein by the requesting party to use only in the particular Contest.

          (i) Non-Compliance. If Indemnitee fails to comply substantially with any of the provisions set forth in this Section 10, Indemnitor shall be relieved of any obligation under this Section 10 to the extent of any actual prejudice suffered by Indemnitor as a result of such failure.

          (j) Change of Tax Law. In the event of a "Change in Tax Law", the parties hereto agree to negotiate in good faith to amend this Section 10, on a basis consistent with the overall economic substance of this Agreement, to take
into account such Change in Tax Law.   For purposes of this Agreement, a "Change
in Tax Law" shall mean any change in or amendment to the laws, treaties, regulations, or rulings of any relevant taxing jurisdiction which is proposed and becomes effective on or after the date of this Agreement.

11. Audit Right. Each party will have the right, during normal business hours and upon at least thirty (30) days' prior notice, to have a nationally recognized independent accounting firm selected by and reasonably acceptable to the other party audit the other party's records related to payments due under this Agreement in order to verify that each party has paid to the other party the correct amounts due under this Agreement and has complied with Section 2.3 ("PETsMART Products to be a Majority of SKUs") and Section 8.1(a), 8.1(b) and
8.2 ("Coop Advertising Program and Payment"). Any such audit will be conducted at the auditing party's expense and no more than once in any twelve month period during the term of this Agreement. Any confidential information of the audited party disclosed to the auditing party or to the independent accounting firm in the course of the audit will be subject to the confidentiality terms set forth in Section 15 ("Confidential Information") of this Agreement.

12. Late Payment. Each party will pay interest on late payments at the rate of one and one half percent (1.5%) per month or the highest interest rate allowed, whichever is lower.

13. Warranty. Each party warrants (a) that all advertising and promotional material created by it or on its behalf and distributed pursuant to this Agreement will not (i) infringe on any third party's copyright, patent, trademark, trade secret or other proprietary rights, or right of publicity or privacy; (ii) be defamatory or trade libelous; (iii) be pornographic or obscene; or (iv) contain viruses, Trojan horses, time bombs, cancelbots or other similar harmful or deleterious programming routines; and (b) that its activities hereunder on behalf of the other party will not violate any law, statute, ordinance or regulation, including (without limitation) laws against spamming and laws relating to privacy of consumer information.

14.  Indemnity.

     14.1 Mutual Indemnity. Subject to the provisions of Section 10 ("Taxes") above, in the event that any third-party claim, action, suit or proceeding arises resulting from a party's acts, omissions or misrepresentations under this Agreement (including, without limitation, breach of the warranty contained in Section 13 ("Warranty")), that party (the "Indemnifying Party") shall defend and hold harmless the other party (the "Indemnified Party") against any such claim, action, suit or proceeding. Subject to Section 14.2 ("Mechanics of Indemnity"), the Indemnifying Party shall indemnify the Indemnified Party for all losses, damages, liabilities and all reasonable expenses and costs incurred by the Indemnified Party as a result of a final judgment entered against the Indemnified Party in any such claim, action, suit or proceeding.

     14.2 Mechanics of Indemnity. The Indemnifying Party's obligations are conditioned upon the Indemnified Party (a) giving the Indemnifying Party prompt written notice of any claim, action, suit or proceeding for which the Indemnified Party is seeking indemnity; (b) granting control of the defense and settlement to the Indemnifying Party; and (c) reasonably cooperating with the Indemnifying Party at the Indemnifying Party's expense.

15.  Confidential Information.

     15.1 Disclosure Of Confidential Information. Each party (the "Disclosing Party") may from time to time during the term of this Agreement disclose to the other party (the "Receiving Party") certain information regarding the Disclosing Party's business, including technical, marketing, financial, employees, planning, and other confidential or proprietary information ("Confidential Information"). The Disclosing Party will mark all Confidential Information in tangible form as "confidential" or "proprietary" or with a similar legend. The Disclosing Party will identify all Confidential Information disclosed orally as confidential at the time of disclosure and provide a written summary of such Confidential Information to the Receiving Party within thirty (30) days after such oral disclosure. Regardless of whether so marked or identified, how-ever, any information that the Receiving Party knew or should have known, under the circumstances, was considered confidential or proprietary by the Disclosing Party, will be considered Confidential Information of the Disclosing Party.

     15.2 Protection of Confidential Information. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to those employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party's duty hereunder. The Receiving Party will protect the Disclosing Party's Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

     15.3 Exceptions. The Receiving Party's obligations under Section 15.2 ("Protection of Confidential Information") with respect to any Confidential Information of the Disclosing Party will terminate if and when the Receiving Party can document that such information: (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) was disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is or through no fault of the Receiving Party has become generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party's Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding; or (iii) required by law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party's reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

     15.4 Return of Confidential Information. The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party's possession or control promptly upon the written request of the Disclosing Party on the earlier of the expiration or termination of this Agreement. At the Disclosing Party's request, the Receiving Party will certify in writing that it has fully complied with its obligations under this Section 15.

     15.5 Confidentiality of Agreement. Neither party will disclose any financial or payment terms of the Agreement to anyone other than its attorneys, accountants and other professional advisors under a duty of confidentiality except as required by law, pursuant to a mutually agreeable press release, or in connection with a proposed merger, financing or sale of such party's business, provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party to this Agreement.

16. Dispute Resolution. PETsMART and PETsMART.com are implementing this Agreement in good faith. However, should either party believe that the other party is in breach of this Agreement, the parties shall attempt in good faith to resolve any dispute arising out of or relating thereto promptly by negotiations. All negotiations at all levels pursuant to this Section 16 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence. Each party shall bear its own expenses.

     16.1 Notice And Cure. Either party may give the other party written notice of any breach. The party so notified shall then have thirty (30) days to cure the breach. If the party so notified does not effect a cure to the notifying party's satisfaction, the Relationship Managers shall, within the following fifteen (15) days, confer in good faith for the purpose of satisfactorily resolving the breach. In the event that the Relationship Managers are unable to resolve the dispute within the following fifteen (15) days, the Chief Executive Officers of the parties shall, within the next fifteen (15) day period, confer in good faith for the purposes of satisfactorily resolving the breach.

     16.2 Mediation. If a resolution satisfactory to the notifying party is not achieved within the above thirty-day period, the parties agree promptly to submit the dispute to a non-binding one-day mediation session held in San Francisco, California through Judicial Arbitration & Mediation Services/Endispute, Inc. ("JAMS"), under the then-existing JAMS Rules of Practice and Procedure, by a mediator jointly selected by the parties or, if no agreement can be promptly reached on the selection of a mediator, then by a mediator selected through the procedures for selecting a mediator set forth in such rules. The mediation session shall take place no later than thirty (30) days from the appointment of a mediator. If the mediation is unsuccessful in resolving the dispute, either party may then take whatever actions it deems appropriate, including, without limitation, seeking judicial relief, and/or terminating this Agreement.

     16.3 Arbitration. PETsMART and PETsMART.com are implementing this Agreement in good faith. However, should either party believe that the other party is in breach of this Agreement, the parties shall attempt in good faith to resolve any dispute arising out of or relating thereto promptly by negotiations. All negotiations at all levels pursuant to this Section 16 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence. Each party shall bear its own expenses in connection with such negotiations.

          (a) Arbitrators. No later than March 15, 2000, the parties will jointly select a list of at least three, and no more than six, arbitrators (the "Panel") from whom arbitrator(s) shall be selected to resolve any disputes.

          (b) In General. If a resolution satisfactory to the Non-Breaching Party is not achieved pursuant to Section 16.2, the parties agree promptly to submit the dispute to binding arbitration before an arbitrator selected from the Panel, such arbitration to be held in the city of the defending party's home offices under the then-existing rules for commercial disputes of the American Arbitration Association. Each party irrevocably submits to the jurisdiction and venue set forth in this Section 16.3.

17.  Term and Termination.

     17.1 Term. The initial term shall commence on the Effective Date of this Agreement, and, unless earlier terminated, shall expire on the fifth anniversary of the Effective Date of this Agreement (the "Initial Term") and shall thereafter automatically continue for two successive one-year terms unless either party provides notice of non-renewal at least sixty (60) days before the expiration of the then-current term (which may be the Term or a successor term). This Agreement shall automatically expire on the final day of the second renewal term.

     17.2 Termination for Breach. Either party shall have the right to terminate this Agreement in the event the other party materially breaches any term of this Agreement and fails to cure such breach in the course of the dispute resolution procedures set forth above at Section 16 ("Dispute Resolution").

     17.3 Effect of Termination.

          (a) Survival. Sections l ("Definitions"), 13 ("Warranty"), 14 ("Indemnity"), 15 ("Confidential Information"), 16 ("Dispute Resolution"), 17 ("Term and Termination"), and 18 ("General Provisions") shall survive termination of this Agreement.

          (b) Return of Marketing Material. If, upon the expiration or termination of this Agreement for any reason, either party to this Agreement is in possession of marketing material of the other party as a result of the joint marketing and other activities undertaken pursuant to this Agreement, such material shall be returned to the applicable party within ten (10) business days following such expiration or termination.

18.  General Provisions.

     18.1 Governing Law and Venue. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to contracts between California residents performed entirely within California without giving effect to principles of conflicts of laws.

     18.2 Force Majeure. Any party's delay in the performance of any duties or obligations under this Agreement (except the payment of money owed) will not be considered a breach of this Agreement if such delay is caused by a labor dispute, shortage of materials, fire, earthquake, flood or any other event beyond the control of the party, provided that the party uses reasonable efforts, under the circumstances, (a) to notify the other party of the circumstances causing the delay and (b) to resume performance as soon as possible.

     18.3 Notices. Any notices given under this Agreement shall be in writing and shall be delivered to the addresses set forth below the signatures of the parties or at such other address as the party shall specify in writing. Notices shall be deemed effectively given: (a) upon five (5) days after being sent by certified or registered mail, postage prepaid, return receipt requested; (b) upon the next business day after being sent overnight by U.S. Express Mail or by a major U.S. express document courier; or (c) upon receipt of confirmation following transmission by a facsimile machine.

     18.4 Subcontracting.  Each party may perform its obligations pursuant to
Section 6 ("Mailing Lists") through the use of independent contractors; provided, however, that neither party shall be relieved of its obligations under this Agreement by the use of such contractors.

     18.5 No Assignment. Either party to this Agreement may assign this Agreement to a successor entity in the event of a merger or other reorganization in which it is not the survivor or to a third party which purchases all or substantially all of its assets. Except as set forth above at Section 18.4 ("Subcontracting"), neither party can assign its rights or delegate its obligations without the prior written consent of the other party in its sole discretion. Any assignment or delegation in violation of this Section shall be void and of no effect. No assignment or delegation pursuant to this Section will expand the rights or obligations of the parties.

     18.6 Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The waiver by any party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

     18.7 Headings. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope, intent, or extent of the section or in any way affect this Agreement.

     18.8 Independent Contractors; No Agency. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture, or employee-employer is intended or created by this Agreement. Neither party is the agent of the other, and neither party shall have the power to obligate or bind the other party. Personnel supplied by each party shall work exclusively for that party, and shall not, for any purpose, be considered employees or agents of the other party, and each party assumes full responsibility for the acts of personnel supplied by it while performing services hereunder and, with regard to any personnel supplied by it, each party shall be solely responsible for their supervision, direction and control, compensation, benefits, and taxes.

     18.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

     18.10 Entire Agreement. This Agreement, including the Exhibits attached hereto, sets forth the entire understanding and agreement between the parties regarding the subject matter of this Agreement, and supersedes any and all oral or written agreements or understandings between the parties as to that subject matter. It may changed only by a writing signed by both parties. Neither party is relying upon any warranties, representations, assurances, or inducements not expressly set forth herein.

     In Witness Whereof, each of the parties hereto have executed this Agreement as of the date first written above.



PETsMART.com:                          PETsMART:


/s/ Tom McGovern                       /s/  Philip L. Francis
----------------                       ----------------------------

By:        Tom McGovern                By:        Philip L. Francis
Title:     President and Chief         Title:     President and CEO
           Executive Officer           Address:   19601 North 27th Ave.
Address:   35 Hugus Alley, Suite 210              Phoenix, AZ 85207
           Pasadena, CA 91103          Fax:       (623) 580-6513
Fax:       (626) 817-7101

List of Exhibits:

A - Relationship Managers

                             Relationship Managers


PETsMART, Inc. - Mr. Ken Banks
PETsMART.com, Inc. - Mr. Michael Houlahan